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                                                                    Exhibit 10.6

July 3, 2000

Mr. T. Roy Burton
9240 Forest Downs Drive
Memphis, Tennessee  38125

                              RE:  EMPLOYMENT STATUS WITH THOMAS & BETTS

Dear Roy:

     Earlier this year, our Board of Directors endorsed our recommendation to sell the Electronics OEM business, including General Professional Electronics, MPI, Automotive and Mobile Communications, allowing us to concentrate our strategic focus on serving electrical distributors.

     Because of your unique ability to substantially contribute to this effort and in light of your positive contributions during the actual due diligence and transition process, I have outlined below the terms and conditions of your employment status as well as the terms of your retirement from Thomas & Betts
Corporation:

1. During the due diligence process, you served in the position of President, Electronics/OEM Division at your current salary and with all current benefits. With the satisfactory close of the transaction effective July 1, 2000, it is understood that you may provide consulting services to Tyco International for an agreed-upon transition period of at least six months.

     As of July 1, 2000 you have been placed on an inactive employment status until March 31, 2001 and you will continue to receive $11,538.46 per bi-weekly pay period throughout this period.

2. During the inactive period specified above, you will continue to participate in all benefit and perquisite plans that are currently provided to you by Thomas & Betts subject to the provisions in section 10. This will include restricted stock and stock options and any earned bonus granted or paid at any time by the Company during your employment by the Company in fiscal year 2001. Specifically, you shall be paid the bonus for fiscal year 2000 so long as you remain an inactive employee on the day such bonus is paid, which is currently estimated to be in mid-March, 2001. The basis for your bonus calculation shall be a pro-rated amount applied to the results obtained for the Professional Electronics/OEM business segments up to the closing date of the sale of the business. The remainder of your calculation will be based upon overall

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     Corporate results from the closing date until year-end. Should the bonus include a "banked amount" it will be treated as a retiree account distribution as outlined in the plan document for the EVA Management Incentive Plan. Your Employment Agreement dated November 3, 1997 remained in effect to the official closing date of the transaction (July 1, 2000) and in now considered to be null and void.

3. Your retirement date from Thomas & Betts shall be April 1, 2001, the date of the completion of your period of inactive employment, as described above.

4. Upon your retirement, which is with the consent of the Company for all purposes, all Stock Options which will at the time have been granted to you by the Corporation prior to your retirement on April 1, 2001 will be treated in accordance with the Grant Agreement. Specifically, based upon your retirement, Options may be exercised in full at any time within six
     (6) years of the date of retirement, provided, however, that if such exercise occurs more than three (3) months after the date of such retirement, the Option shall be treated as a nonqualified stock option. Options cannot extend beyond their expiration date.

5. Regarding your Restricted Stock Awards, I will recommend to the Human Resource Committee of the Corporation's Board of Directors that the awards granted to you by the Corporation prior to your retirement on April 1, 2000 be released to you as of the time the restrictions lapse. It is intended that, in accordance with past practices, the awards will be released as per the original schedules if you have not violated Sections 9, 10, 11, 12 and/or 13 below.

6. I will also recommend that the Human Resource Committee approve an additional grant of benefits under the Thomas & Betts Executive Retirement Plan ("Retirement Plan"), as follows: Your benefits under the Retirement Plan shall be calculated under Section 2.05(b) of the Plan with the addition of five (5) years of credited service such that you shall be credited with a total of twelve (12) years, and such additional months as appropriate, of service.

7. During the period of inactive employment described above in paragraphs 1 and 2, you will provide consulting services to Thomas & Betts as may be reasonably requested from time to time both to facilitate the transition of the business as well as on other matters within your competence, knowledge and experience. It is understood that such consulting services may be concurrent with those consulting services which you may be performing for Tyco International.

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8.   With the successful completion of the employment terms set forth above, and upon the conclusion of the period of inactive employment, your retirement benefits shall be as follows:

     a. A lump sum payment in the amount of $600,000 gross (representing the equivalent of your base pay times two) in addition to an amount equal to two times your average bonus paid for the results of fiscal year 1998 ($15,154), 1999 ($10,626) and 2000 (to be determined). In the event you obtain employment prior to the end of your inactive employment, and a prorated bonus payment is made as outlined in section 10, you will receive a lump sum payment in the amount of $600,000 gross (representing the equivalent of your base pay times two) in addition to an amount of $118,313, which is equal to two times your average bonus paid for the results of fiscal year 1997 ($151,689), 1998 ($15,154) and 1999 ($10,626).

          At the time of the above payment a deduction will be made (before the above is taxed) representing full repayment of the outstanding loan that was provided to you by Thomas & Betts on February 25, 1999 in the amount of $110,000.

     b. Executive Retirement Plan benefits as outlined in paragraph 6 above. A preliminary calculation is provided (Attachment A).

     c. Comprehensive medical and dental coverage, for you and your covered dependents, for a period of three years commencing on the day following your retirement date subject to the provisions of section
          10. The plan benefits and their costs will be based upon then-current plan offerings made available to active employees of Thomas & Betts. As you know, such plans may be changed from time to time and such changes in plan design, and/or participant contribution levels, will be applied to you in the same manner they are applied to our active employee participants.

          Following this three-year period of coverage, you will have the option to continue medical and dental benefits as available through the Consolidated Omnibus Benefits Reconciliation Act (COBRA).

     d. The Company shall provide indemnification as currently in effect, and shall maintain Directors' and Officers' Liability coverage under terms and conditions at least as favorable to you, and in amounts at least as much, as those currently in effect; however, such coverage shall in any event be maintained for a minimum period of five (5) years following your retirement.

9. You will refrain, directly or indirectly, from being employed by, engaging in or rendering service of any nature to any business competitive with the business of the corporation or any affiliate or subsidiary for a period of five years from the date of your retirement unless you obtain our prior written consent, which consent will not be unreasonably withheld. You also acknowledge that during your employment you

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     developed, acquired and had access to substantial highly confidential operations, legal, technical and financial information. You agree that you shall retain all such confidential information in trust in a fiduciary capacity for the sole benefit of the Company and will not by any means divulge, use, or permit any third party to use any such confidential information except with the written approval of the Company's Chief Executive Officer.

10. You will notify us upon acceptance of any offer of employment obtained before the completion of your inactive employment status. In such event you become employed prior to the completion of your inactive status, the following will apply:

     - Comprehensive coverage for medical and dental benefits will cease upon your participation in such plans by your new employer.

     - You will secure from your new employer an agreement to make you available at reasonable times in order to fulfill your obligations under section 11 of this agreement.

     - Your 2000 Management Incentive Plan payment will be based upon your active employment period only and payment will be prorated accordingly.

11. You agree to cooperate fully in any investigation or other legal proceeding requested by the corporation with respect to any matter that arose during your employment with the corporation or which may involve matters within your knowledge. If any claims are asserted by or against the corporation (including its subsidiaries and affiliated entities), with respect to any matter that arose during your employment or about which you have any knowledge or information, you will cooperate fully in the corporation's prosecution or defense of such claims.

12. You specifically agree that you will not make any disparaging remarks, verbally or in writing, about the corporation, its officers, directors, shareholders, its policies, practices and customs, its products, strategies, or otherwise. It is expressly understood that your violation of this undertaking may adversely affect the future vesting of shares and options and the receipt of fund due to be paid upon the completion of your inactive employment status which the Board's Human Resources Committee would otherwise approve.

13. You understand and agree that you will refrain from recruiting and/or hiring any employee of Thomas & Betts and its affiliates for a period of three years following the completion of your active employment status.

14. Your obligations under Sections 9, 10, 11, 12 and 13 above shall be contingent on the approval by the Human Resource Committee of your additional pension benefit as described in Section 6 above.

15. This agreement shall be binding upon and inure to the benefit of any successor or assignee of the Corporation.

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16.  This agreement shall be construed in accordance with and governed by the laws of the State of Tennessee.

17. Nothing contained in this agreement shall supersede or eliminate any other retirement or other benefit to which you are entitled; the benefits provided herein are in addition to any other benefits to which you would otherwise be entitled. To the extent any benefit conferred here may be inconsistent with any practice or policy maintained by the Company, the provisions of this letter shall be controlling.


Sincerely,



Clyde R. Moore
Chairman and CEO




                                   Agreed:
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                                             T. Roy Burton


                                   Date:
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